UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/01/2006

ASI Technology Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-6428

NV	88-0105586
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

980 American Pacific Drive, #111, Henderson, NV 89014
(Address of principal executive offices, including zip code)

702-734-1888
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On April 25, 2006 we paid $800,000 in cash to and entered into a one year note agreement with Aviano, LLC, an unrelated Nevada limited liability company managed by Concordia Homes of Nevada, Inc. ("Concordia"), a residential home builder. The note bears simple interest at 15% per annum with interest due and payable to us monthly and principal due and payable to us at the end of the note term. The note is secured by a deed of trust on approximately 2.5 acres in Clark County, Nevada, may be subordinate to a construction loan and contains standard terms of default. The Company used $755,000 of principal received in cash from the April 2006 early retirement, in the normal course of business, of a similar one-year note dated August 10, 2005 along with additional working capital funds to make this new loan.

Item 2.01.    Completion of Acquisition or Disposition of Assets

On April 25, 2006 we acquired an asset by entering into a note receivable for $800,000 as more fully described in Item 1.01. In August 2005 we invested $755,000 and in October 2005 we invested $985,000 in similar notes receivable with limited liability companies managed by Concordia with the August 2005 note subsequently repaid as described in Item 1.01 (an asset disposition). Accordingly aggregate 15% notes receivable outstanding at the date of this report are $1,785,000. Nonpayment of monthly interest or a default on one or both of these notes receivable could have a material adverse impact on our results of operations and liquidity.

Item 9.01.    Financial Statements and Exhibits

(c) Exhibit 99.1 - Promissory Note dated April 25, 2006 between Aviano, LLC and the Company.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASI Technology Corporation

Date: May 01, 2006	By:	/s/ JERRY E POLIS
JERRY E POLIS
PRESIDENT

Exhibit Index

Exhibit No.	Description
EX-99.1	Promissory Note dated April 25, 2006 between Aviano, LLC and the Company